                                                                     EXHIBIT 4.5

- --------------------------------------------------------------------------------
CONTINUUM CAPITAL, INC.
- --------------------------------------------------------------------------------
780 Third Avenue
New York, New York  10017
Telephone (212) 418-6060
Telefax (212) 418-6068

Ronald Gottesman
Managing Director
                                                  March 8, 1994

Mr. Ronald Hogan
Senior Vice President and Chief Financial Officer
NTN Communications, Inc.
2121 Palomar Airport Road
Carlsbad, California  92009

Dear Mr. Hogan:

     This letter sets forth the terms and conditions of the engagement by NTN Communications, Inc. ("NTN") of Continuum Capital, Inc. ("Consultant") pursuant to which Consultant will consult with and assist NTN with respect to certain financial matters and NTN will provide certain consideration to Consultant, all as more particularly set forth below.

SERVICES PROVIDED BY CONSULTANT
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     During the Term of Engagement (as hereinafter defined), Consultant agrees to consult with & advise NTN and use its best efforts in attempting to arrange financing for the Company and/or its subsidiary companies. Such financing may take the form of any one or more of equity placements, debt placements, or other appropriate financial transactions which result in NTN receiving funds to be used in connection with its business activities on a basis which is acceptable to NTN. Consultant will advise NTN regarding selection of, as well as arrangements with, investment bankers, broker-dealers, other financial institutions or other investors through which such types of financing might be obtained for NTN, and will also use reasonable efforts to attempt to locate investors to provide such types of financing on terms acceptable to NTN, provided, however, that NTN understands that any recommendations Consultant may make concerning financing matters shall not be construed as an assurance that, if such recommendations are implemented by NTN, such recommendations will prove to be successful.
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     NTN shall pay Consultant an initial consulting fee of $120,000 with the first payment of $10,000 due upon signing this agreement and the balance due in monthly installments of $10,000 due on the first basis of each such month. NTN shall also reimburse Consultant, for the reasonable out-of-pocket expenses incurred by it with NTN's prior approval in the course of providing such services. As additional consideration for Consultants services NTN shall issue to Consultant warrants to purchase up to 50,000 shares of NTN's common stock at $7.50 per share. As consideration for arranging subsequent financings, Consultant or its designees, will receive, for each tranche of $100,000 in net proceeds generated, additional warrants to purchase 5000 shares of NTN at a price per share equivalent to the prevailing market price of NTN shares at the time of such subsequent financing.

TERMS OF ENGAGEMENT
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     The words "Term of Engagement" means the period commencing on March 1, 1994 and ending on February 28, 1995, provided that the Term of Engagement shall continue thereafter as long as Consultant or financial sources introduced by Consultant are providing financing for NTN. Should Consultant, or financial sources introduced by Consultant, no longer be providing financing, either Consultant or NTN may give written notice to the other of its election to terminate this letter agreement, in which case the Term of Engagement shall terminate ninety days after such notice is given.

INDEMNIFICATION
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     NTN agrees to defend, indemnify and hold harmless Consultant and each of the partners of Consultant and each of the stockholders, officers, employees and directors of each corporate partner of Consultant (collectively, "Indemnitees"), against any claim, suit, action, judgment, damages or other liability imposed upon or incurred by any of them where any of the foregoing arise, directly or indirectly, from or in connection with any of the Consultant's activities hereunder. The foregoing shall not be construed to require NTN to defend, hold harmless or indemnify any Indemnitee in respect of any matters arising from the gross negligence or willful misconduct of that Indemnitee.

MISCELLANEOUS
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     This letter agreement sets forth the entire understanding between the parties hereto with respect to the subject matter hereof and may not be amended except by written consent of the other party. This letter agreement shall be governed by and construed in accordance with the laws of the state of New York applicable for contracts under, and to be performed therein, without giving effect to the principles of conflicts of interest.

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under, and to be performed therein, without giving effect to the principles of conflicts of interest.

     Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be deemed duly given to NTN when delivered in person to an officer of NTN or to Consultant when delivered in person to an officer of the Consultant, or on the third business day after being mailed by registered or certified mail return receipt requested, postage prepaid or on the date delivered if transmitted by courier service providing confirmation of delivery or on the date transmitted by facsimile transmission at the addresses set forth above (or to such other address as shall have furnished by like notice).

     Please execute a counterpart of this letter in the designated space below, and return the same to the undersigned, at which time it shall become a binding agreement between us. We look forward to a mutually beneficial relationship.


                                       Sincerely,

                                       Continuum Capital, Inc.
                                       By:  Ronald Gottesman

                                       By:  /s/ Ronald Gottesman
                                            --------------------
                                              Managing Director

ACCEPTED AND AGREED:

NTN COMMUNICATIONS, INC.

By: /s/ R. E. Hogan
    --------------------
    Authorized Signatory


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                                    [LOGO]

March 20, 1995

Mark Zborowski
Managing Director
Continuum Capital, Inc.
780 Third Avenue
New York, New York 10017

Re:     NTN Communications, Inc.
        ------------------------

Dear Mr. Zborowski:

This letter, upon completed execution, shall amend the Agreement between Continuum Capital, Inc. and NTN Communications, Inc. of March 8, 1994. More specifically, the parties hereby agree that with respect to termination subsequent to February 28, 1995, a notice of termination of the Term of Engagement shall be effective immediately when given, rather than effective only after ninety (90) days following such notice being given.

All other terms and provisions of the Agreement between the parties of March 8, 1994, shall remain in full force and effect, except as expressly set forth to the contrary in this letter amendment.

If the above accurately reflects our understanding of the amendment to the prior Agreement between the parties, please date and sign where indicated below, and return an originally executed copy to this office. A copy of this letter is enclosed for your files as well.

Very truly yours,


/s/ Ronald E. Hogan

Ronald Hogan                                Accepted and Agreed to:
Senior Vice President and C.F.O.            Continuum Capital, Inc.
RH/fmg
Enclosure

                                            By /s/ MARK ZBOROWSKI
                                              ____________________________
                                                  Mark Zborowski
                                                  Managing Director

                                            Date:_________________________



                      [LOGO OF NTN COMMUNICATIONS, INC.]

                             Communications, Inc.
      2121 Palomar Airport Road - Suite 205 - Carlsbad, California 92009
                     (619) 438-7400  -  Fax (619) 438-3505